Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Record 2010 Results

Anticipated Debt Refinancing to be Led by Bank of America and SunTrust Bank

Highlights:

•	Revenue increased approximately 10% in 2010 to a record $880 million
•	Diluted EPS of $0.33 for the fourth quarter; 2010 full year EPS a record $1.78
•	Cash from operations totaled $44.0 million for 2010
•	Total debt reduction of approximately $21.9 million in 2010

TUCSON, ARIZONA –March 9, 2011 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the fourth quarter and year ended December 31, 2010. 2010 was a record year in revenue and earnings driven by Medicaid enrollment increases and the expansion of the Company’s non-emergency transportation (NET) services segment.

Fourth Quarter 2010 Results

For the fourth quarter of 2010, the Company reported revenue of $219.3 million, an increase of 1.7% from $215.6 million for the comparable period in 2009. Revenue from Providence’s NET services segment grew 4.8% to $136.3 million in the fourth quarter from the prior year period. Revenue from the social services segment was $83.0 million, down from $85.6 million in 2009. The Company experienced increased year over year Medicaid enrollment with the NET division benefitting from continued membership increases related to new and existing contracts.

Net income was $4.3 million, or $0.33 per diluted share, in the fourth quarter of 2010 compared to net income of $5.6 million, or $0.42 per diluted share, in the fourth quarter of 2009. Results in 2009 benefitted from a salary and bonus freeze and decreased stock based compensation awards.

Providence’s direct client census was approximately 58,100 at December 31, 2010, compared to approximately 54,700 at September 30, 2010 and 62,200 at December 31, 2009. The year over year census decline was primarily related to a decline in workforce development clients. The Company had approximately 8.2 million individuals eligible to receive services under its NET contracts at December 31, 2010 compared to 8.4 million at September 30, 2010 and 7.7 million at December 31, 2009. Direct contracts numbered 704 at December 31, 2010 down from 734 at December 31, 2009 primarily due to certain contract consolidations, which led to a decrease of 37 contracts in 2010.

Full-Year 2010 Results

For the full year, revenue increased 9.8% to $879.7 million from $801.0 million in 2009. Revenue from Providence’s social services segment increased 0.3% to $341.9 million in 2010 from the prior year and revenue from its NET services segment grew 16.8% to $537.8 million in 2010 from 2009. Net income increased 11.8% to $23.6 million, or $1.78 per diluted share, for the year ended December 31, 2010 from net

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64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

income of $21.1 million, or $1.60 per diluted share, for the year ended December 31, 2009. Earnings for 2010 benefited from continued growth in revenue and lower than anticipated utilization and unit cost to provide NET transportation services as well as a decline in interest expense compared to the year ago period. Included in 2009 was the $1.4 million ($0.11 per diluted share) non-recurring tax benefit which combined with a changing state income tax mix led to an increase in the tax rate from 36.6% in 2009 to 42.8% in 2010.

At December 31, 2010, the Company had cash and cash equivalents of $61.3 million. During 2010, the Company generated a total of $44.0 million in cash from operations and repaid $21.9 million of total debt.

The Company has retained Bank of America and SunTrust Bank in connection with an expected senior debt facility refinancing. The Company expects to close on the transaction in the first quarter of 2011 and anticipates that the interest rate on the new senior debt facility will initially decrease by approximately 300 basis points. In connection with the refinancing, the Company expects to record a non-cash charge of approximately $2.4 million relating to the write-off of unamortized deferred financing fees and will expense approximately $0.4 million in anticipated refinancing related costs.

“It was a truly remarkable year,” stated Fletcher McCusker, Chairman and CEO. “Our alternative home and community based service model has never been more in demand as states grapple with lower levels of funding with the expiration of the Federal stimulus and are forced to do more with less. As a result, we expect to see increased utilization of our services in our social services segment in 2011, in line with historic organic growth in the mid single digits. This is in spite of state budget deficits and the ever present dialogue about how to deal with the continuing growth of Medicaid. In our NET division, our win rate remains good and we have seen some benefit from diversification in certain markets. Our strong financial performance has resulted in dramatically reduced leverage and should allow us to refinance the remaining balance of our senior debt and lower our interest rate.”

“Looking into 2011 and beyond, we see opportunities to further diversify our business and will continue to position our company to benefit from the anticipated 33% increase in eligible Medicaid members in the year 2013 when certain provisions of recent health care reform legislation are expected to become effective and community based services are expected to become mandatory.”

Guidance

Providence anticipates revenue for the first quarter of 2011 to be in a range of $220 to $230 million, with diluted earnings per share forecasted to be between $0.34 and $0.36. This includes the impact of the Company’s anticipated refinancing, including the anticipated non-cash write-off of deferred financing costs of approximately $2.4 million and the expensing of approximately $0.4 million in anticipated refinancing related costs. This compares to revenue of $221 million and diluted earnings per share of $0.66 in the first quarter of 2010.

For the second quarter of 2011, revenue is anticipated to be in a range of $225 to $235 million with diluted earnings per share forecasted to be between $0.40 and $0.42. This compares to revenue of $222 million and diluted earnings per share of $0.54 in the second quarter of 2010.

Providence anticipates providing guidance for the full year 2011 in late Q2 or early Q3, subsequent to the completion of the Company’s Social Services segment contract renewal cycle. However, for the first six months of 2011, the Company anticipates direct operating income margin in its Social Services segment to be consistent with 2010 levels, and operating income margin from its NET segment to decline approximately 200 basis points as a function of enrollment trends and a more competitive pricing environment. In addition, the Company anticipates its tax rate to be 42.5%.

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Providence Service Corporation

Conference Call

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. Arizona and MST and 8:00 a.m. PST) Thursday, March 10, 2011, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 680-0879 or for international callers (617) 213-4856 and by using the passcode 62631529. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PHRQNEJCE. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 17, 2011 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 47093609.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide social services in the client’s own home or other community setting. It provides its non-emergency transportation services management through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 58,100 clients through 704 active contracts at December 31, 2010, with an estimated 8.2 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to our ability to refinance our existing debt, the global credit crisis, capital market conditions, the implementation of the healthcare reform law, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenues:
Home and community based services	$70,675	$72,482	$292,735	$289,007
Foster care services	8,710	9,728	35,548	37,284
Management fees	3,618	3,429	13,638	14,447
Non-emergency transportation services	136,263	130,007	537,776	460,275

	219,266	215,646	879,697	801,013
Operating expenses:
Client service expense	70,097	70,360	289,152	275,126
Cost of non-emergency transportation services	123,000	116,407	474,128	415,300
General and administrative expense	11,721	10,855	46,461	44,010
Depreciation and amortization	3,224	3,106	12,652	12,852

Total operating expenses	208,042	200,728	822,393	747,288

Operating income	11,224	14,918	57,304	53,725
Other (income) expense:
Interest expense	3,893	4,828	16,268	20,798
Interest income	(67)	(91)	(256)	(366)

Income before income taxes	7,398	10,181	41,292	33,293
Provision for income taxes	3,063	4,630	17,665	12,167

Net income	$4,335	$5,551	$23,627	$21,126

Earnings per share:
Basic	$0.33	$0.42	$1.79	$1.61
Diluted	$0.33	$0.42	$1.78	$1.60

Weighted-average number of common shares outstanding:
Basic	13,213,262	13,151,652	13,194,226	13,130,092
Diluted	13,317,370	13,246,842	14,964,516	13,211,393

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$61,261	$51,157
Accounts receivable-billed, net of allowance of $5.3 million in 2010 and $2.9 million in 2009	75,846	80,458
Accounts receivable—unbilled	266	330
Management fee receivable	5,840	7,160
Other receivables	3,930	4,118
Restricted cash	7,314	8,154
Prepaid expenses and other	15,478	12,440
Deferred tax assets	1,633	3,558

Total current assets	171,568	167,375
Property and equipment, net	16,401	11,166
Goodwill	113,783	113,673
Intangible assets, net	66,442	73,963
Restricted cash, less current portion	9,080	5,942
Other assets	9,659	10,988

Total assets	$386,933	$383,107

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$18,113	$17,481
Accounts payable	2,888	4,011
Accrued expenses	33,551	33,390
Accrued transportation costs	41,869	40,907
Deferred revenue	5,374	8,347
Interest rate swap	—	372
Reinsurance liability reserve	11,898	12,645

Total current liabilities	113,693	117,153
Long-term obligations, less current portion	164,190	186,732
Other long-term liabilities	8,721	5,144
Deferred tax liabilities	11,580	11,740

Total liabilities	298,184	320,769
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,580,385 and 13,521,959 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	172,540	170,551
Retained deficit	(78,501)	(102,128)
Accumulated other comprehensive loss, net of tax	(881)	(1,676)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	81,788	55,377
Non-controlling interest	6,961	6,961

Total stockholders’ equity	88,749	62,338

Total liabilities and stockholders’ equity	$386,933	$383,107

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2010	2009
Operating activities
Net income	$23,627	$21,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,953	4,690
Amortization	7,699	8,162
Amortization of deferred financing costs	2,446	2,979
Provision for doubtful accounts	4,899	4,479
Deferred income taxes	1,369	2,299
Stock based compensation	1,694	302
Excess tax benefit upon exercise of stock options	(66)	(140)
Other	88	109
Changes in operating assets and liabilities:
Billed and unbilled accounts receivable	29	(10,543)
Management fee receivable	1,320	542
Other receivables	97	(1,110)
Restricted cash	5	112
Prepaid expenses and other	(3,388)	3,006
Reinsurance liability reserve	1,512	4,115
Accounts payable and accrued expenses	(906)	7,047
Accrued transportation costs	961	8,856
Deferred revenue	(3,011)	4,886
Other long-term liabilities	697	184

Net cash provided by operating activities	44,025	61,101
Investing activities
Purchase of property and equipment, net	(10,266)	(3,699)
Acquisition of businesses, net of cash acquired	—	(1,038)
Acquisition of management agreement	—	(100)
Restricted cash for contract performance	(2,304)	(1,197)
Purchase of short-term investments, net	(120)	(194)
Collection of notes receivable	—	600

Net cash used in investing activities	(12,690)	(5,628)
Financing activities
Proceeds from common stock issued pursuant to stock option exercise	471	150
Excess tax benefit upon exercise of stock options	66	140
Repayment of long-term debt	(21,909)	(33,545)
Debt financing costs	(61)	(802)
Capital lease payments	(13)	(70)

Net cash used in financing activities	(21,446)	(34,127)

Effect of exchange rate changes on cash	215	447

Net change in cash	10,104	21,793
Cash at beginning of period	51,157	29,364

Cash at end of period	$61,261	$51,157

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